July 12, 2002





Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We hereby consent to the inclusion of our Report of Independent Certified Public Accountants, dated July 12, 2002, for Impulse Media Technologies, Inc in their Form 10-KSB, as of February 28, 2002 and 2001 and the periods then ended.


/s/ Miller and McCollom


MILLER AND MCCOLLOM